As filed with the Securities and Exchange Commission on January 26, 2009
Registration No. 333-153645
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 9
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VirnetX Holding Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5615 Scotts Valley Drive, Suite 110	77-0390628
(State or Other Jurisdiction of Incorporation or Organization)	Scotts Valley, California 95066 (831) 438-8200	(I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kendall Larsen
Chief Executive Officer
VirnetX Holding Corporation
5615 Scotts Valley Drive, Suite 110
Scotts Valley, California 95066
(831) 438-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lowell D. Ness Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, California 94025 (650) 614-7400	Christopher C. Paci Peter M. Astiz DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 (650) 833-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(2)	Fee(1)
Common Stock, par value $0.0001(3)	$4,312,500.00(3)	$169.48
Warrants(3)	—	—
Warrants to purchase shares of common stock at an exercise price of $2.00	—	—
Warrants to purchase shares of common stock at an exercise price of $3.00	—	—
Warrants to purchase shares of common stock at an exercise price of $4.00	—	—
Shares of Common Stock Underlying the Warrants(3)	$12,937,500.00	$508.44
Underwriter’s Warrant	—	—
Shares of Common Stock Underlying the Underwriter’s Warrant	$450,000.00	$17.69
Total	$17,700,000.00	$695.61	*

(1)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered. Pursuant to Rule 457(g), no separate registration fee is required for the Warrants because we are registering those Securities in the same registration statement as the underlying common stock.

(2)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 416 under the Securities Act of 1933 in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of a stock split, stock dividend or similar transaction. No additional registration fee has been paid for these shares of common stock.

(3)	Includes approximately $563,000 in aggregate offering price of shares of common stock and approximately $1,688,000 in aggregate offering price of warrants to purchase shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

*	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Explanatory Note

This Amendment No. 9 to the Registration Statement on Form S-1 (File No. 333-153645) is being filed solely for the purpose of amending Item 16 of Part II of the Registration Statement to amend and file Exhibit 5.1 (Opinion of Orrick, Herrington & Sutcliffe LLP) to reflect the current number of shares and warrants being issued pursuant to the Registration Statement. This Amendment No. 9 consists only of the facing page, this explanatory note and Part II to the Registration Statement. This Amendment No. 9 does not modify any provision of Part I of the Registration Statement by this filing and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us in connection with this offering based on an assumed public offering price of $1.50. All amounts shown are estimates other than the registration fee and assume no exercise of warrants.

Amount to be
Paid

SEC registration fee	$696
Printing and engraving	90,000
Underwriter’s fees and expenses	297,500
Legal fees and expenses	300,000
Accounting fees and expenses	13,000
Miscellaneous	333,000
Total	1,034,196

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.	Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby further undertakes that:

For determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to any purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 9 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on January 26, 2009.

VIRNETX HOLDING CORPORATION

By:	/s/ Kendall Larsen
Name:     Kendall Larsen

Title:	President and Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated:

Signature and Name		Capacity	Date

/s/ Kendall Larsen Kendall Larsen		President, Chief Executive Officer (Principal Executive Officer) and Director	January 26, 2009

* William E. Sliney		Chief Financial Officer (Principal Accounting and Financial Officer)	January 26, 2009

* Edmund C. Munger		Director	January 26, 2009

* Scott C. Taylor		Director	January 26, 2009

* Michael F. Angelo		Director	January 26, 2009

* Thomas M. O’Brien		Director	January 26, 2009

*By:	/s/ Kendall Larsen Kendall Larsen Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement between VirnetX Holding Corporation and Gilford Securities Incorporated*
2.1	Agreement and Plan of Merger of PASW, Inc., a Delaware corporation and PASW, Inc., a California corporation dated May 25, 2007(1)
2.2	Certificate of Merger filed with the Secretary of State of the State of Delaware on May 30, 2007(1)
2.3	Agreement and Plan of Merger and Reorganization among PASW, Inc., VirnetX Acquisition, Inc. and VirnetX, Inc. dated as of June 12, 2007(1)
3.1	Certificate of Incorporation of the Company(1)
3.2	By-Laws of the Company(1)
4.1	Form of Warrant Agency Agreement by and between VirnetX Holding Corporation and Corporate Stock Transfer, Inc. as Warrant Agent*
4.2	Form of Underwriter’s Warrant*
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1	Amendment No. 2 to Patent License and Assignment Agreement by and between VirnetX, Inc. and Science Applications International Corporation, dated as of March 12, 2008(2)
10.2	IP Brokerage Agreement by and between ipCapital Group, Inc. and VirnetX, Inc., effective as of March 13, 2008(2)
10.3	Engagement Letter by and between VirnetX Holding Corporation and ipCapital Group, Inc. dated March 12, 2008(2)
21.1	Subsidiaries of the Registrant(3)
23.1	Consent of Farber Hass Hurley LLP, Independent Auditors*
23.2	Consent of Burr, Pilger & Mayer LLP, Independent Accountants*
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)
24.1	Power of Attorney*
99.1	2007 Stock Plan(4)

*	Previously filed.

(1)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 12, 2007.

(2)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 18, 2008.

(3)	Incorporated by reference to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2008.

(4)	Incorporated by reference to the Company’s Form S-8 filed with the Securities and Exchange Commission on March 25, 2008.